Exhibit 10.1

September 4, 2025

By e-mail transmission [***]

Mr. Anton Nikodemus

Re: Employment Transition Dear Anton:

This letter agreement (this “Agreement”) sets forth the understanding between you and Seaport Entertainment Group Inc. (the “Company”) regarding your transition from employment and the services you are anticipated to provide between the date of this Agreement and the end of your Company employment (such period, the “Transition Period”). Reference is made to that certain Employment Agreement by and between the Company (by assignment from Howard Hughes Holdings Inc.) and you, dated as of September 29, 2023, as amended by that certain Amendment to Employment agreement entered into as of August 1, 2024 (the “Employment Agreement”). Capitalized terms not defined herein have the meanings given to them in the Employment Agreement.

We acknowledge that the transition of your role is not due to the existence of a Cause event.  Unless earlier terminated due to your resignation, death or Permanent Disability, or due to a termination by the Company for Cause, your employment with the Company will end as of November 3, 2025. The date that your employment with the Company ends is referred to as the “Separation Date.” You agree that all notices with respect to the anticipated separation of your employment under Section 3(d) (without cause) on November 3, 2025, including all obligations with respect to the Company providing a Notice of Termination, are deemed to have been fully and finally satisfied.

During the Transition Period, you will: (i) serve in the role of Special Advisor and provide such services as the Board of Directors of the Company (the “Board”) may reasonably request from time to time, which services shall include providing advice and assistance with respect to the transition of your duties, and (ii) continue to be employed by the Company pursuant to the terms of the Employment Agreement, and receive the compensation and benefits set forth in the Employment Agreement. As a written amendment to the Employment Agreement, the Company acknowledges that you may perform services as Special Advisor remotely, so long as you engage in that business travel and attend those meetings that the Company may reasonably require from time to time.  As of the date of this Agreement, you shall cease to serve as Chairman, President and Chief Executive Officer of the Company and you agree that you have resigned from the Board, all fiduciary positions and from all other offices and positions that you held with the Company and its Affiliates immediately prior to the date of this Agreement.

So long as you: (i) provide the services requested of you during the Transition Period, and the Separation Date occurs on November 3, 2025, and (ii) satisfy the release requirements set forth in Section 4(e) of the Employment Agreement, then, in addition to the Accrued Benefits set forth in Section 4(a)(i) of the Employment Agreement, you shall receive the separation payments and benefits specified in Sections 4(a)(ii), 4(a)(iii) and 4(a)(iv) of the Employment Agreement, which payments and benefits shall be provided as set forth in the Employment Agreement.

Anton, we appreciate your service to the Company and we look forward to your continued contributions during the Transition Period. Please sign below to memorialize your agreement to the above terms.

On behalf of the Company,

/s/ Michael Crawford
Michael Crawford

Lead Independent Director

ACKNOWLEDGED AND AGREED:

/s/ Anton Nikodemus
Anton Nikodemus

Date:	9/6/2025